Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Granite Point Mortgage Trust Inc. 2022 Omnibus Incentive Plan of our reports dated February 27, 2025, with respect to the consolidated financial statements of Granite Point Mortgage Trust Inc. and the effectiveness of internal control over financial reporting of Granite Point Mortgage Trust included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN

June 9, 2025